Exhibit 99.1

PRESS RELEASE -

White Mountains Completes Sale of Bamboo

HAMILTON, Bermuda, December 8, 2025 /PRNewswire/ -- White Mountains Insurance Group, Ltd. (NYSE: WTM) (“White Mountains”) announced today that it has completed the sale of a controlling interest in Bamboo to affiliates of funds advised by CVC Capital Partners (“CVC”). White Mountains continues to retain an approximately 15% fully-diluted equity stake in Bamboo.

Contact:
Rob Seelig
+1 (603) 640-2212
ir@whitemountains.com